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                                                                     Exhibit 3.5

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                          ASPECT MEDICAL SYSTEMS, INC.

                             Pursuant to Section 242
                        of the General Corporation Law of
                              THE STATE OF DELAWARE

     Aspect Medical Systems, Inc. (the "Corporation"), a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

     By vote of the Board of Directors of the Corporation, a resolution was duly adopted pursuant to Sections 141 and 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable and directing that it be submitted to and be considered by the stockholders of the Corporation for approval. The stockholders of the Corporation duly approved said proposed amendment by written consent in lieu of a special meeting in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment is as follows:

RESOLVED: That Article FOURTH of the Corporation's Restated Certificate of
          Incorporation, be, and hereby is, amended as follows:

          1. by deleting the first paragraph in its entirety and inserting a new first paragraph in lieu thereof which shall read in its entirety as follows:

                    "FOURTH: The total number of shares that the Corporation shall have authority to issue is 82,363,224 shares consisting of 60,000,000 shares of Common Stock, par value $0.01 per share (the "Common Stock"), and 22,363,224 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), of which 406,898 shares have been designated Series A-1 Convertible Preferred Stock (the "Series A-1 Preferred Stock"), 3,800,428 shares have been designated Series B-1 Convertible Preferred Stock (the "Series B-1


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                    Preferred Stock"), 3,500,000 shares have been designated
                    Series C Convertible Preferred Stock (the "Series C Preferred Stock"), 1,714,286 shares have been designated Series D Convertible Preferred Stock (the "Series D Preferred Stock"), 1,760,000 shares have been designated Series E Convertible Preferred Stock (the "Series E Preferred Stock"), 406,898 shares have been designated Series A-2 Convertible Preferred Stock (the "Series A-2 Preferred Stock"), 3,800,428 shares have been designated Series B-2 Convertible Preferred Stock (the "Series B-2 Preferred Stock"), 3,500,000 shares have been designated Series C-2 Convertible Preferred Stock (the "Series C-2 Preferred Stock"), 1,714,286 shares have been designated Series D-2 Convertible Preferred Stock (the "Series D-2 Preferred Stock") and 1,760,000 shares have been designated Series E-2 Convertible Preferred Stock (the "Series E-2 Preferred Stock")."

          2. by deleting Section B.5(a) in its entirety and inserting a new Section B.5(a) in lieu thereof which shall read in its entirety as follows:

                    "(a) The Corporation may, at its option, require all (and not less than all) holders of shares of any series of Preferred Stock then outstanding to convert their shares of such series of Preferred Stock into shares of Common Stock, at the then effective conversion rate pursuant to Section 4, at any time on or after the closing (the "Closing") of the sale of shares of the Corporation's Common Stock in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), (i) on or before June 30, 2000, resulting in at least $20,000,000 of aggregate gross proceeds; and (ii) after June 30, 2000, (x) at a price per share which equals or exceeds $14.00, which number shall be appropriately adjusted for stock splits, stock dividends, combinations, reorganizations, recapitalizations and other similar events involving a change in capital structure of the Corporation; and (y) resulting in at least $20,000,000 of aggregate gross


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                    proceeds; PROVIDED that, in the event an underwritten public offering does not meet the thresholds provided in this paragraph (a), a vote of two-thirds (2/3) of the outstanding shares of Preferred Stock may require all (and not less than all) holders of shares of any series of Preferred Stock then outstanding to convert their shares of such series of Preferred Stock into shares of Common Stock, at the then effective conversion rate pursuant to Section 4."

          3. by deleting Section B.5(c) in its entirety and inserting a new Section B.5(c) in lieu thereof which shall read in its entirety as follows:

                    "(c) All certificates evidencing shares of Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the date such certificates are so required to be surrendered, be deemed to have been retired and canceled and the shares of Preferred Stock presented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. Upon the closing of the sale of shares of Common Stock in a firm commitment underwritten public offering meeting the requirements of
                    Section 5(a), the number of authorized shares of Series A-1 Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series A-2 Preferred Stock, Series B-2 Preferred Stock, Series C-2 Preferred Stock, Series D-2 Preferred Stock and Series E-2 Preferred Stock shall be automatically reduced by the number of shares of Series A-1 Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series A-2 Preferred Stock, Series B-2 Preferred Stock, Series C-2 Preferred Stock, Series D-2 Preferred Stock and Series E-2 Preferred Stock that had been designated as Series A-1 Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series A-2 Preferred Stock, Series B-2


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                    Preferred Stock, Series C-2 Preferred Stock, Series D-2
                    Preferred Stock and Series E-2 Preferred Stock and all provisions included under Section 5 of this Article FOURTH and all references to the Series A-1 Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series A-2 Preferred Stock, Series B-2 Preferred Stock, Series C-2 Preferred Stock, Series D-2 Preferred Stock and Series E-2 Preferred Stock in this Restated Certificate of Incorporation shall be deleted and shall be of no further force or effect."


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     IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Amendment to the Restated Certificate of Incorporation to be signed by its Vice President, Research and Development this 27th day of January, 2000.

                                    ASPECT MEDICAL SYSTEMS, INC.


                                    By: /s/ Philip H. Devlin
                                        ----------------------------------------
                                        Philip H. Devlin
                                        Vice President, Research and Development


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